EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Pay My Time LTD

We consent to the incorporation by reference in the Form S-1 of Pay My Time LTD as to our report dated January 31, 2017, with respect to the Balance Sheet of Pay My Time as of December 31, 2016 and 2015 and the related Statements of Operations, Statement of Comprehensive Loss, Statement of Changes in Shareholders’ Deficit and Statement of Cash Flows for the years then ended.

/s/ Morison Cogen LLP
Blue Bell, Pennsylvania
June 9, 2017